Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

INSTALLED BUILDING PRODUCTS, INC.

NOVEMBER 6, 2013

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of the 6th day of November, 2013, by and among Installed Building Products, Inc., a Delaware corporation (the “Company”), and Cetus Capital II, LLC ( “Cetus”), IBP Investment Holdings, LLC (“Investment Holdings”), IBP Management Holdings, LLC (“Management Holdings”) and TCI Holdings, LLC (“TCIH”, and Cetus, Investment Holdings, Management Holdings and TCIH, collectively, the “Investors”).

RECITALS

WHEREAS, the Company and the Investors are parties to the Stockholders Agreement dated as of November 4, 2011, as amended (the “Stockholders Agreement”); and

WHEREAS, pursuant to the Stockholders Agreement, in the event that the Board of Directors of the Company authorizes the Company to pursue an Initial Public Offering (as defined in the Stockholders Agreement), the Investors shall be granted certain customary registration rights with respect to the Common Stock then held by the Investors.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement:

1.1. The term “Affiliate” shall mean with respect to any individual, corporation, partnership, limited liability company, association, trust or any other entity (in each case, a “Person”), any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2. The term “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or other corporate reorganization).

1.3. The term “Company Sale” means: (a) a merger or consolidation in which (i) the Company is a constituent party, or (ii) a Company subsidiary is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving the Company or a Company subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (c) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

1.4. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5. The term “Form S-3” shall mean such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6. The term “GAAP” shall mean generally accepted accounting principles.

1.7. The term “Holders” shall mean the Investors and any Persons that subsequently hold Registrable Securities and have been assigned, in accordance with Section 2.11 hereof, rights to cause the Company to register such Registrable Securities.

1.8. The term “Immediate Family Member” shall mean a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of a person referred to herein.

1.9. The term “Initiating Holders” means, collectively, any Holders who properly initiate a registration request under this Agreement.

1.10. The term “IPO” means the Company’s initial underwritten public offering of its Common Stock registered under the Securities Act.

1.11. The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.12. The term “Registrable Securities” means any Common Stock, or any Common Stock issued or issuable upon conversion of any capital stock of the Company, owned or held by an Investor as of the date hereof, and any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares of Common Stock; provided, however, that any such shares of Common Stock shall cease to be Registrable Securities upon (i) any sale pursuant to a registration statement or Rule 144 under the Securities Act, (ii) any sale in any manner to a Person that is not assigned and entitled to, in accordance with Section 2.11 hereof, registration rights under this Agreement or (iii) termination of the registration rights with respect to such shares pursuant to Section 2.12 of this Agreement.

1.13. The term “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

1.14. The term “Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

1.15. The term “Rule 145” means Rule 145 promulgated under the Securities Act or any successor rule thereto.

1.16. The term “SEC” means the Securities and Exchange Commission.

1.17. The term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.18. The term “Violation” means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 promulgated under the Securities Act) or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by a party hereto of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

2. Registration Rights. The Company covenants and agrees as follows:

2.1. Demand Registration. If the Company shall receive, at any time after six months after the closing of the IPO, from Holders of at least 20% of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-1 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after such notice by the Company in accordance with Section 4.5; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.1: (1) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $30,000,000 with respect to the initial request for registration made within the initial twelve (12) month period after the closing of the IPO, and at an aggregate price to the public of less than $15,000,000 with respect to any subsequent request; (2) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders for such Form S-1 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-1 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.1; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating to an employee benefit plan or transaction to which Rule 145 is applicable, a Registration Statement on Form S-4, S-8 or any successor form thereto or on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); or (3) if the Company has already received (i) one (1) request for registration on Form S-1 pursuant to this Section 2.1 within the initial twelve (12) month period after the closing of the IPO or (ii) two (2) requests for registrations on Form S-1 pursuant to this Section 2.1 and, with respect to any such request, either (A) the registration has been declared or ordered effective or (B) such request has been withdrawn by the Initiating Holders of such request and such Initiating Holders have elected not to pay the registration expenses therefor pursuant to Section 2.6; provided that no request for registration on Form S-1 pursuant to this Section 2.1 shall be made at any time at which the Company is eligible to register Registrable Securities on Form S-3.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1 and the Company shall include such information in the written notice referred to in subsection 2.1(a). The underwriter will be selected by the mutual agreement of a majority in interest of the Initiating Holders and the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities participating in such underwriting, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the

Company owned by each such Holder; provided, however, that the number of shares of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

2.2. Piggyback Registration. If, after the expiration of any lock-up agreement entered into pursuant to Section 3 hereof, the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than an IPO, a registration relating to an employee benefit plan or a transaction to which Rule 145 is applicable, or a Registration Statement on Form S-4, S-8 or any successor form thereto or any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 2.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered; provided, however, that no such notice needs to be given if no Registrable Securities are to be included therein as determined by the Company and the underwriters in their sole discretion pursuant to this Section 2.2. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold, other than by the Company, that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, if any, including Registrable Securities, that the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. For purposes of the preceding provisions concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder”, and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

2.3. Form S-3 Registration. In case the Company shall receive, at any time after 12 months after the closing of the IPO, from Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request (collectively, the “Requesting Holders”) as are specified in a written request given within fifteen (15) days after such notice by the Company in accordance with Section 4.5; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3: (1) if Form S-3 is not then available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, collectively propose to sell Registrable Securities and such other securities (if any) (A) at an aggregate price to the public of less than $15,000,000 or (B) if the Requesting Holders collectively hold less than an aggregate amount of $15,000,000 in Registrable Securities, at an aggregate price to the public of less than the aggregate amount of Registrable Securities then held by such Requesting Holders; (3) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating to an employee benefit plan or transaction to which Rule 145 is applicable, a Registration Statement on Form S-4, S-8 or any successor form thereto or on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); or (4) if the Company has already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.3 during any one (1) calendar year and such registrations have been declared or ordered effective.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3(a). The underwriter will be selected by the mutual agreement of a majority in interest of the Initiating Holders and the

Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. Notwithstanding any other provision of this Section 2.3, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

2.4. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible,

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended, if necessary, to keep the registration statement effective until such time as all such Registrable Securities are eligible for sale pursuant to Rule 144 without restriction;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement);

(f) use its reasonable best efforts to cause all such Registrable Securities registered pursuant to this Agreement hereunder to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any; and

(i) use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act.

2.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6. Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to this Section 2 for each Holder (which right may be assigned as provided in Section 2.11 hereof), including (without limitation) all registration, filing and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of a majority in interest of the Initiating Holders (in which case all such Initiating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless a majority in interest of the Initiating Holders agree to forfeit their right to one demand registration pursuant to Section 2.1.

2.7. Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to this Section 2, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters.

2.8. Delay of Registration. If the Company has delivered a prospectus to the selling Holders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Holders and, if requested, the selling Holders shall immediately cease making offers of Registrable Securities and return all prospectuses to the Company. The Company shall promptly provide the selling Holders with revised prospectuses and, following receipt of the revised prospectuses, the selling Holders shall be free to resume making offers of the Registrable Securities. In the event that, in the judgment of the Company, it is advisable to suspend use of a prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all selling Holders to such effect, and, upon receipt of such notice, each such selling Holder shall immediately discontinue any sales of Registrable Securities pursuant to such Registration Statement until such selling Holder has received copies of a supplemented or amended prospectus or until such selling Holder is advised in writing by the Company that the then current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under this Section 2.8 to suspend sales of Registrable Securities for a period in excess of one hundred twenty (120) days in any 365-day period. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity obligation of a Holder under this subsection 2.9(b) exceed an amount equal to the net proceeds to such Holder of Registrable Securities sold in connection with such registration.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if and to the extent materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.9, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided however, that, in any such case, (I) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (II) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a Holder’s liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.9(b), exceed an amount equal to the net proceeds to such Holder of Registrable Securities sold in connection with such registration statement.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable

Securities in a registration statement under this Section 2, and otherwise and shall survive the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10. Reports Under Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), and (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed or furnished by the Company as such holder may reasonably request.

2.11. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Registrable Securities that (i) is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of a Holder, or (ii) is a Holder’s family member or trust for the benefit of an individual Holder, provided that any such assignment shall be contingent upon: (a) the Company, within a reasonable time after such transfer, being furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agreeing in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such Registrable Securities continuing to be Registrable Securities hereunder following the transfer of such securities to such transferee or assignee. For the purposes of determining the number of shares of Registrable Securities held by a transferee or an assignee, the holdings of a transferee or an assignee (i) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (ii) that is an Affiliate of the Holder, (iii) who is a Holder’s Immediate Family Member, or (iv) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, shall be aggregated together and with those of the assigning Holder; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.

2.12. Termination of Registration Rights.

(a) No Holder shall be entitled to exercise any right provided for in this Section 2, or be bound by any obligations under Section 3, (i) after three (3) years following the closing of an IPO; provided that the obligations under Section 3 shall continue to apply, subject to Section 2.12(b), with respect to a registration declared effective prior to such third anniversary of the closing of an IPO, or (ii) upon or following the closing of a Company Sale.

(b) The rights set forth in this Section 2 and the obligations set forth in Section 3 shall terminate as to any Holder when the Registrable Securities held by such Holder (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under Rule 144) could be sold without restriction under Rule 144 within a ninety- (90-) day period.

3. Lock-up Agreement. Each Holder of Registrable Securities agrees that in connection with any underwritten public offering of the Company’s Common Stock or other equity securities, upon the request of the managing underwriter in such offering, such holder shall not, without the prior written consent of such managing underwriter, during the period commencing on the effective date of such registration and ending on the date specified by such managing underwriter (such period not to exceed 180 days in the case of an IPO or 90 days in the case of any registration other than an IPO), (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided that any Holder may distribute shares of Common Stock to one or more of its members who agree in writing to be bound by and subject to the terms and conditions set forth in this Section 3 with respect to any registration declared effective prior to such distribution, subject to any contractual lock-up agreement entered into with the underwriters of any underwritten public offering of the Company’s Common Stock. The foregoing provisions of this Section 3 shall not apply to sales of Registrable Securities to be included in such offering pursuant to Section 2.1, Section 2.2 or Section 2.3. Each holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter that are consistent with the foregoing or that are necessary to give further effect thereto.

4. Miscellaneous.

4.1. Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

4.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile, email or other electronically delivered signature, and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 4.5, with a copy to [—], facsimile no. [—], Attn: [—]. If notice is given to the Company, a copy shall also be sent to Calfee, Halter & Griswold LLP, 1100 Fifth Third Center, 21 East State Street, Columbus, Ohio 43215, facsimile no. (614) 621-0010, Attn: Steven C. Karzmer, Esq.

4.6. Costs of Enforcement. If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all reasonable costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

4.7. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future Holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, termination or waiver applies to all Holders in the same fashion. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 4.7 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

4.8. Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.9. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10. Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

4.11. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has executed this counterpart signature page to the Registration Rights Agreement as of the date first above written.

THE COMPANY:

INSTALLED BUILDING PRODUCTS, INC.

By:
Name:
Title:

Address for Notice:

Installed Building Products, Inc. 495 South High Street, Suite 50 Columbus, Ohio 43215-5689 Attn: General Counsel Facsimile:

IN WITNESS WHEREOF, the Investors have executed this counterpart signature page to the Registration Rights Agreement as of the date first above written.

INVESTORS:

CETUS CAPITAL II, LLC

By:
Name:
Title:

Address for Notice:

[—]

IN WITNESS WHEREOF, the Investors have executed this counterpart signature page to the Registration Rights Agreement as of the date first above written.

INVESTORS:

IBP INVESTMENT HOLDINGS, LLC

By:
Name:
Title:

Address for Notice:

[—]

2

IN WITNESS WHEREOF, the Investors have executed this counterpart signature page to the Registration Rights Agreement as of the date first above written.

INVESTORS:

IBP MANAGEMENT HOLDINGS, LLC

By:
Name:
Title:

Address for Notice:

[—]

3

IN WITNESS WHEREOF, the Investors have executed this counterpart signature page to the Registration Rights Agreement as of the date first above written.

INVESTORS:

TCI HOLDINGS, LLC

By:
Name:
Title:

Address for Notice:

[—]

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